Exhibit 23.02


                           CONSENT


      We consent to the inclusion in this Registration Statement of Entergy Gulf States, Inc. and Entergy Gulf States Capital I on Form S-2 (the "Registration Statement") of the statements of legal conclusions made herein in Note 2, "Rate and Regulatory Matters", to the Interim Financial Statements and Note 2, "Rate and Regulatory Matters", to the Annual Financial Statements, which have been prepared or reviewed as to the matters regarding rate regulation in Texas involving River Bend plant costs by us (Clark, Thomas & Winters). We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.


                                   CLARK, THOMAS & WINTERS
                                   A Professional Corporation


                                   /s/ Clark, Thomas & Winters
                                   A Professional Corporation

Austin, Texas
December 9, 1996